As filed with the Securities and Exchange Commission on March 11, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CSP Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	04-2441294
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

175 Cabot Street Lowell, Massachusetts	01854
(Address of Principal Executive Offices)	(Zip Code)

CSP Inc. 2025 Stock Plan

(Full title of the plans)

Victor Dellovo

Chief Executive Officer

CSP Inc.

175 Cabot Street

Lowell, Massachusetts 01854

(978) 954-5038

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Thomas S. Brennan

ArentFox Schiff LLP

800 Boylston Street, 32nd Floor

Boston, Massachusetts 02199

(617) 973-6197

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended September 30, 2024 (filed with the SEC on December 20, 2024);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2024 (filed with the SEC on February 10, 2025);

(c)	The Registrant’s Current Report on Form 8-K (filed with the SEC on February 6, 2025);

(d)	The Registrant’s Current Report on Form 8-K (filed with the SEC on February 10, 2025);

(e)	The Registrant’s Current Report on Form 8-K (filed with the SEC on February 14, 2025);

(c) All other reports filed by the Registrant pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since September 30, 2024, including specifically, but not limited to, and the Registrant’s Current Reports on Form 8-K filed on December 19, 2024, and December 20, 2024; and

(d) The description of the Registrant’s Common Stock, filed as Exhibit 4.1 to the Form 10-K, which updates the description contained in the Registrant’s Registration Statement on Form 8-A, and as amended by any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 2.02(b)(4) of the Massachusetts Business Corporation Act (the “MBCA”) authorizes a Massachusetts corporation to set forth in its articles of organization a provision eliminating or limiting the personal liability of a director to the corporation for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; but the provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions under section 6.40 of the MBCA, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 8.51(a) of the MBCA provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if (1)(i) he conducted himself in good faith; (ii) he reasonably believe that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful or (2) he engaged in conduct for which he shall not be liable under an authorized provision of the corporation’s articles of organization authorized by 2.02(b)(5) of the MBCA. The Company has provided for director indemnification in its articles of organization and bylaws.

Section 8.52 of the MBCA provides that a corporation shall indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.56(a) of the MBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, bylaws, a resolution of the board of directors or contract except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.  In addition, an officer who is not a director is entitled to indemnification under section 8.52 of the MBCA to the same extent to which a director may be entitled to indemnification under such provision.  As noted below, the Company has provided for officer indemnification in its bylaws.

The Company’s articles of organization include a provision that eliminates the personal liability of its directors for monetary damages for any breach of fiduciary duty as a director except (to the extent provided by applicable law) for liability (i) for breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the MBCA, or any amendatory or successor provisions thereto or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, the Company’s bylaws, as amended, provide that the Company shall, to the extent legally permissible, indemnify each of its directors or officers, including any person serving at the Company’s request as a director, officer or trustee of another organization in which the Company has any interest as a shareholder, creditor or otherwise (and including such person’s respective heirs, executors and administrators) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by such person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such person may be involved or with which such person may be threatened, while in office or thereafter, by reason of being or having been such a director or officer, except with respect to any matter as to which such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the Company’s best interests. No indemnification for said payment or for any other expenses, however, as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, will be provided unless such compromise is approved as in the Company’s best interests, after notice that it involved such indemnification, (a) by a disinterested majority of the directors then in office; or (b) by a majority of the disinterested directors then in office or, if there are no disinterested directors then in office, by a majority of the directors then in office, provided in either case that there has been obtained an opinion in writing of independent legal counsel appointed by a majority of such disinterested directors or a majority of the directors, as the case may be, to the effect that the indemnification of such director or officer is not prohibited by law; or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1

Articles of Organization of CSP Inc. and amendments thereto (Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, filed on December 26, 2007)

4.2

Articles of Amendment to CSP Inc.’s Articles of Organization, adopted February 21, 2024 (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on February 22, 2024)

4.3	Articles of Amendment to CSP Inc.’s Articles of Organization, adopted June 26, 2024 (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 27, 2024)
4.4	By-Laws of CSP Inc., as amended December 13, 2012 (Incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed on December 20, 2012)
5*	Opinion of ArentFox Schiff LLP
10	CSP Inc. 2025 Stock Incentive Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on December 30, 2024)
23.1*	Consent of ArentFox Schiff LLP (included in Exhibit 5)
23.2*	Consent of RSM US LLP
24	Power of Attorney (included on the signature page)
107*	Filing fee table

* Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Lowell, Commonwealth of Massachusetts, on March 11, 2025.

CSP INC.
(Registrant)

By:	/s/ Gary Levine
Gary Levine
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Victor Dellovo or Gary Levine as attorney-in-fact and agent, with full power of substitution and re-substitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Victor Dellovo	Chief Executive Officer, President and Director
Victor Dellovo	(Principal Executive Officer)	March 11, 2025

/s/ Gary W. Levine	Chief Financial Officer
Gary W. Levine	(Principal Financial Officer)	March 11, 2025

/s/ Mike Newbanks	Vice President and Chief Accounting Officer
Mike Newbanks	(Principal Accounting Officer)	March 11, 2025

/s/ Steve Webber
Steve Webber	Director	March 11, 2025

/s/ Anthony Folger
Anthony Folger	Director	March 11, 2025

/s/ Marilyn T. Smith
Marilyn T. Smith	Director	March 11, 2025

/s/ Izzy Azeri
Izzy Azeri	Director	March 11, 2025